INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement of The James Advantage Funds under the Securities Act of 1933, filed under Registration Statement No. 33-37277 of our report dated August 11, 2000, relating to The Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund and The James Large Cap Fund incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the captions "Financial Highlights" and "Other Services" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
October 31, 2000